FIRST AMENDMENT TO

INVESTMENT MANAGEMENT SUB-DELEGATION AGREEMENT

Between

T. ROWE PRICE ASSOCIATES, INC.

and

T. ROWE PRICE SINGAPORE PRIVATE LTD.

 This amendment, made as of February 5, 2013, is to the Investment Management Sub-Delegation Agreement (“Agreement”), by and between T. Rowe Price Associates, Inc. (the “Adviser”), which is a corporation organized and existing under the laws of the State of Maryland, United States of America, with its principal office at 100 East Pratt Street, Baltimore MD 21202, United States, and T. Rowe Price Singapore Private Ltd. (“TRP Singapore”), which is a limited private company organized and existing under the laws of the Republic of Singapore, with its principal office at No. 290 Orchard Road, #14-04 Paragon, Singapore 238859. TRP Singapore is registered as an investment adviser in the United States under the Investment Advisers Act of 1940 (“Advisers Act”) and is a wholly owned subsidiary of T. Rowe Price International Ltd (“Price International”), which is a wholly owned subsidiary of the Adviser.

 WHEREAS, the Adviser has entered into Amended and Restated Investment Advisory Agreement, dated as of the close of business December 1, 2011, with T. Rowe Price Real Assets Fund, Inc. (“Real Assets Fund”), which is engaged in business as an open-end investment company registered under the 1940 Act;

 WHEREAS, TRP Singapore is engaged in the business of, among other things, rendering discretionary investment management services and is registered as an investment adviser in the United States under the Advisers Act and holds a capital markets service license for fund management with the Monetary Authority of Singapore; and

 WHEREAS, the Adviser desires to retain TRP Singapore to furnish certain discretionary investment management and dealing facilitation services to the Adviser on behalf of the Real Assets Fund, and TRP Singapore is willing to furnish such services.

 NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree that the Agreement shall remain in full force and effect and shall continue without modification in accordance with its terms with respect to the Global Infrastructure Fund and Real Assets Fund.

Attest: /s/Joan E. Flister ______________________________________ Joan E. Flister Assistant Secretary	T. ROWE PRICE ASSOCIATES, INC. /s/David Oestreicher By: ______________________________ David Oestreicher Vice President

Attest: /s/Darrell N. Braman ______________________________________ Darrell N. Braman	T. ROWE PRICE SINGAPORE PRIVATE LTD. /s/Christine M. Morgan By: ______________________________ Christine M. Morgan Authorized Signatory